Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended September			Year-To-Date September
	2022	2021	Change	2022	2021	Change
Retail Electric Revenues-
Fuel	$2,320	$1,186	$1,134	$4,942	$2,899	$2,043
Non-Fuel	3,641	3,365	276	9,421	8,593	828
Wholesale Electric Revenues	1,197	731	466	2,798	1,822	976
Other Electric Revenues	185	179	6	554	525	29
Natural Gas Revenues	857	623	234	3,998	2,994	1,004
Other Revenues	178	154	24	519	513	6
Total Operating Revenues	8,378	6,238	2,140	22,232	17,346	4,886
Fuel and Purchased Power	3,068	1,522	1,546	6,534	3,642	2,892
Cost of Natural Gas	294	129	165	1,840	943	897
Cost of Other Sales	92	71	21	275	255	20
Non-Fuel O&M	1,547	1,446	101	4,621	4,257	364
Depreciation and Amortization	922	896	26	2,728	2,658	70
Taxes Other Than Income Taxes	352	312	40	1,073	969	104
Estimated Loss on Plant Vogtle Units 3 and 4	(70)	264	(334)	(18)	772	(790)
Gain on Dispositions, net	(20)	(125)	105	(53)	(179)	126
Total Operating Expenses	6,185	4,515	1,670	17,000	13,317	3,683
Operating Income	2,193	1,723	470	5,232	4,029	1,203
Allowance for Equity Funds Used During Construction	59	49	10	163	140	23
Earnings from Equity Method Investments	28	30	(2)	109	35	74
Interest Expense, Net of Amounts Capitalized	511	451	60	1,461	1,352	109
Other Income (Expense), net	132	131	1	414	290	124
Income Taxes	414	372	42	891	550	341
Net Income	1,487	1,110	377	3,566	2,592	974
Dividends on Preferred Stock of Subsidiaries	3	4	(1)	10	11	(1)
Net Income (Loss) Attributable to Noncontrolling Interests	12	5	7	(55)	(27)	(28)
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$1,472	$1,101	$371	$3,611	$2,608	$1,003
Notes
- Certain prior year data may have been reclassified to conform with current year presentation.